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                                                                EXHIBIT 10.136



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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            THE MOODY BIBLE INSTITUTE
                                   OF CHICAGO

                                       AND

                          PAXSON BROADCASTING OF TAMPA,
                               LIMITED PARTNERSHIP

                                       FOR

                             RADIO STATION WKES-FM,
                             ST. PETERSBURG, FLORIDA


                               SEPTEMBER 12, 1996


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                                TABLE OF CONTENTS


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SECTION 1  DEFINITIONS............................................................................................1
         "Accounts Receivable"....................................................................................1
         "Assets" ................................................................................................1
         "Assumed Contracts"......................................................................................1
         "Closing"................................................................................................2
         "Closing Date"...........................................................................................2
         "Consents"...............................................................................................2
         "Contracts"..............................................................................................2
         "Escrow Agent"...........................................................................................2
         "Escrow Agreement".......................................................................................2
         "Excluded Records".......................................................................................2
         "FCC"    ................................................................................................2
         "FCC Consent"............................................................................................2
         "FCC Licenses"...........................................................................................2
         "Final Order"............................................................................................2
         "HSR Act"................................................................................................3
         "Intangibles"............................................................................................3
         "Licenses"...............................................................................................3
         "New Lease"..............................................................................................3
         "Purchase Price".........................................................................................3
         "Real Property"..........................................................................................3
         "Tampa Tower Lease"......................................................................................3
         "Tangible Personal Property".............................................................................3
         "Time Brokerage Agreement"...............................................................................4

SECTION 2  PURCHASE AND SALE OF ASSETS............................................................................4
         2.1  Agreement to Sell and Buy...........................................................................4
         2.2  Excluded Assets.....................................................................................5
         2.3  Purchase Price......................................................................................5
         2.4  Payment of Purchase Price...........................................................................7
         2.5  Assumption of Liabilities and Obligations...........................................................7

SECTION 3  REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................8
         3.1  Organization, Standing, and Authority...............................................................8
         3.2  Authorization and Binding Obligation................................................................8
         3.3  Absence of Conflicting Agreements...................................................................8
         3.4  Governmental Licenses...............................................................................8
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         3.5  Title to and Condition of Real Property.............................................................9
         3.6  Title to and Condition of Tangible Personal Property................................................9
         3.7  Contracts..........................................................................................10
         3.8  Consents...........................................................................................10
         3.9  Intangibles........................................................................................10
         3.10  Insurance.........................................................................................11
         3.11  Reports...........................................................................................11
         3.12  Labor Relations...................................................................................11
         3.13  Taxes.............................................................................................11
         3.14  Claims and Legal Actions..........................................................................12
         3.15  Environmental Matters.............................................................................12
         3.16  Compliance with Laws..............................................................................13
         3.17  Conduct of Business in Ordinary Course............................................................13
         3.18  Transactions with Affiliates......................................................................14
         3.19  Broker............................................................................................14
         3.20  Full Disclosure...................................................................................14

SECTION 4  REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................14
         4.1  Organization, Standing, and Authority..............................................................14
         4.2  Authorization and Binding Obligation...............................................................15
         4.3  Absence of Conflicting Agreements..................................................................15
         4.4  Closing Funds......................................................................................15
         4.5  Broker.............................................................................................15
         4.6  Qualifications.....................................................................................15
         4.7  Full Disclosure....................................................................................15

SECTION 5  OPERATIONS OF THE STATION PRIOR TO CLOSING............................................................16
         5.1  Generally..........................................................................................16
         5.2  Compensation.......................................................................................16
         5.3  Contracts..........................................................................................16
         5.4  Disposition of Assets..............................................................................16
         5.5  Encumbrances.......................................................................................16
         5.6  Licenses...........................................................................................16
         5.7  Rights.............................................................................................17
         5.8  No Inconsistent Action.............................................................................17
         5.9  Access to Information..............................................................................17
         5.10  Maintenance of Assets.............................................................................17
         5.11  Insurance.........................................................................................18
         5.12  Consents..........................................................................................18
         5.13  Books and Records.................................................................................18
         5.14  Notification......................................................................................18
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         5.15  Compliance with Laws..............................................................................18
         5.16  Financing Leases..................................................................................18
         5.17  Preservation of Business..........................................................................18

SECTION 6  SPECIAL COVENANTS AND AGREEMENTS......................................................................19
         6.1  FCC Consent........................................................................................19
         6.2  Control of the Station.............................................................................19
         6.3  Risk of Loss.......................................................................................19
         6.4  Confidentiality....................................................................................20
         6.5  Environmental Audit................................................................................20
         6.6  Engineering Study..................................................................................20
         6.7  Cooperation........................................................................................20
         6.8  Bulk Sales Law.....................................................................................21
         6.9  Title Insurance and Surveys........................................................................21
         6.10  [Reserved]........................................................................................21
         6.11  Appraisal.........................................................................................21
         6.12  HSR Act Filing....................................................................................22
         6.13  Billboards........................................................................................22
         6.14  Time Brokerage Option.............................................................................22

SECTION 7  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING..............................................23
         7.1  Conditions to Obligations of Buyer.................................................................23
         7.2  Conditions to Obligations of Seller................................................................24

SECTION 8  CLOSING AND CLOSING DELIVERIES........................................................................25
         8.1  Closing............................................................................................25
         8.2  Deliveries by Seller...............................................................................25
         8.3  Deliveries by Buyer................................................................................26

SECTION 9  TERMINATION...........................................................................................27
         9.1  Termination by Seller..............................................................................27
         9.2  Termination by Buyer...............................................................................28
         9.3  Rights on Termination..............................................................................29
         9.4  Escrow Deposit.....................................................................................29

SECTION 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
           INDEMNIFICATION; CERTAIN REMEDIES.....................................................................29
         10.1  Representations and Warranties....................................................................29
         10.2  Indemnification by Seller.........................................................................30
         10.3  Indemnification by Buyer..........................................................................30
         10.4  Procedure for Indemnification.....................................................................31
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         10.5  Specific Performance..............................................................................32
         10.6  Attorneys' Fees...................................................................................32

SECTION 11 MISCELLANEOUS.........................................................................................32
         11.1  Fees and Expenses.................................................................................32
         11.2  [Reserved]........................................................................................33
         11.3  Notices...........................................................................................33
         11.4  Benefit and Binding Effect........................................................................33
         11.5  Further Assurances................................................................................34
         11.6  Governing Law.....................................................................................34
         11.7  Headings..........................................................................................34
         11.8  Gender and Number.................................................................................34
         11.9  Entire Agreement..................................................................................34
         11.10  Waiver of Compliance; Consents...................................................................34
         11.11  Press Release....................................................................................35
         11.12  Counterparts.....................................................................................35
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                                LIST OF SCHEDULES


                  Schedule 2.1      --    Disclosure Statement
                  Schedule 3.3      --    Consents
                  Schedule 3.4      --    Licenses
                  Schedule 3.5      --    Real Property
                  Schedule 3.6      --    Tangible Personal Property
                  Schedule 3.7      --    Contracts
                  Schedule 3.10     --    Insurance Policies
                  Schedule 3.18     --    Transactions with Affiliates
                  Schedule 8.2(g)   --    Form of Opinions of Seller's Counsel
                  Schedule 8.3(d)   --    Form of Opinion of Buyer's Counsel



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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of the 12th day of September, 1996, by and between The Moody Bible Institute of Chicago, an Illinois not-for-profit corporation and a private, Christian educational institution ("Seller"), and Paxson Broadcasting of Tampa, Limited Partnership, a Florida limited partnership ("Buyer").

                                 R E C I T A L S

         A. Seller is the licensee of and owns and operates radio station WKES-FM, St. Petersburg, Florida (the "Station"), pursuant to licenses issued by the Federal Communications Commission ("FCC").

         B. Seller desires to sell, and Buyer desires to buy, substantially all the assets that are used or useful in the business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement.

                               A G R E E M E N T S

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1 DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means all donations and contributions to Seller, all of Seller's underwriting receivables and the rights of Seller to payment for program time run on the Station by Seller prior to the Closing Date; provided, however, that Accounts Receivable shall not include any network compensation, advertising or program revenues or other amounts payable to Buyer under the Time Brokerage Agreement (as defined below).

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are specifically designated on Schedule 3.7 as Contracts that are to be assumed by Buyer upon its purchase of the


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Station and (ii) the New Lease and any other Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Station, and
(i) which are in effect on the date of this Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "Escrow Agent" means First Union National Bank of Florida.

         "Escrow Agreement" means the Escrow Agreement dated as of the date hereof among Buyer, Seller and the Escrow Agent.

         "Excluded Records" means all financial books and records of Seller or the Station and all books and records that Seller is required by law to retain, that pertain to Seller's corporate organization, and that comprise Accounts Receivable lists or records of contributors, donors or other supporters of Seller or the Station.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for


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administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests, and the time for the FCC to set aside the action on its own motion, have expired.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intangibles" means, other than the "WKES" call letters, all licenses, permits, technical information (including all engineering studies and other documents prepared by or for Seller in connection with the relocation of the Station's auxiliary and primary antenna sites) and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "New Lease" means a lease, or a binding option to enter into a lease,
(a) for a new primary transmission facility for the Station that (i) is at a location and antenna height above ground level acceptable to Buyer and (ii) conforms to applicable requirements of the FCC, the Federal Aviation Administration and other governmental authorities, including, without limitation, environmental and zoning agencies, and (b) that is otherwise in form and substance acceptable to Buyer.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property listed on Schedule 3.5, including all options, easements, licenses, rights to access, and rights of way relating thereto, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tampa Tower Lease" means the Lease Agreement dated as of April 20, 1989, between Tampa Tower General Partnership and Seller.

         "Tangible Personal Property" means all machinery, equipment, tools, leasehold improvements, plant, inventory, spare parts, and other tangible personal property listed on Schedule 3.6, together with any additions thereto between the date of this Agreement and the Closing Date.



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         "Time Brokerage Agreement" shall mean the Time Brokerage Agreement in the form of Schedule 6.15 hereto to be entered into by Buyer and Seller subject to the satisfaction of the conditions specified in Section 6.15.

SECTION 2 PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

                  (a)  The Tangible Personal Property;

                  (b)  The Real Property;

                  (c)  The Licenses;

                  (d)  The Assumed Contracts;

                  (e) The Intangibles and all intangible assets of Seller relating to the Station, other than the "WKES" call letters, that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

                  (f) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station;

                  (g) All choses in action of Seller relating to the Assets, including, without limitation, all choses in action arising from or relating to the matter described in Schedule 2.1; and

                  (h) All books and records relating to the Assets or the technical operation of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station.

         2.2  Excluded Assets.  The Assets shall exclude the following assets:


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                  (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                  (b)  All Excluded Records;

                  (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                  (d)  Any Contract that is not an Assumed Contract;

                  (e) The Accounts Receivable as of 11:59 p.m., St. Petersburg time, on the day prior to the Closing Date;

                  (f)  The "WKES" call letters; and

                  (g)  All employees of the Station.

         2.3 Purchase Price. The Purchase Price for the Assets shall be THIRTY-FIVE MILLION THREE HUNDRED TWENTY-THREE THOUSAND DOLLARS ($35,323,000), adjusted as provided below:

                  (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses, other than, in the event the parties enter into the Time Brokerage Agreement, expenses for which Buyer is obligated to reimburse Seller pursuant to the Time Brokerage Agreement. All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement) and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date (subject to, in the event the parties enter into the Time Brokerage Agreement, reimbursement by Buyer to the extent provided in the Time Brokerage Agreement), and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, (i) any Contracts not


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included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5 and (ii) any commissions, wages, bonuses, incentive programs, payroll taxes, vacation pay, sick leave, severance benefits, or other obligations to Seller's employees, including any of the foregoing arising by virtue of the Closing, all of which obligations shall be discharged and satisfied in full by Seller at or prior to the Closing.

                  (b) Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(a), will be determined finally in accordance with the following procedures:

                           (1) Seller shall prepare and deliver to Buyer not
later than five days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under Section 2.3(a). The preliminary settlement statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (B) shall be certified by Seller to be materially true and complete to the best of Seller's knowledge as of the date thereof. Buyer and Seller shall use their good faith efforts to agree upon the adjustments under Section 2.3(a) hereof prior to the Closing. The Purchase Price payable at Closing under Section
2.3 shall be increased or decreased, as applicable, based on the adjustments set forth in the preliminary settlement statement except that any adjustments set forth in the preliminary settlement statement to which Buyer objects in good faith shall be deemed omitted from such preliminary settlement statement and shall instead be determined as part of the post-closing adjustments under this
Section 2.3(b).

                           (2) No later than 45 days after the Closing Date,
Buyer will deliver to Seller a statement setting forth Buyer's determination of the Purchase Price as adjusted pursuant to Section 2.3(b). If Seller disputes the amount of the Purchase Price determined by Buyer, it shall deliver to Buyer within 45 days after its receipt of Buyer's statement a statement setting forth its determination of the amount of the Purchase Price (the "Seller Statement"). If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the 45-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the 45-day period.

                           (3) Buyer and Seller shall use good faith efforts to
resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within 15 days following the delivery of Seller's Statement, Buyer and Seller shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in accounting for non-commercial radio broadcasting stations within forty-five days following delivery of Seller's Statement, to resolve the dispute. If Seller and Buyer fail to agree to the appointment of such certified public accountant within said forty-five day period, either party may


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submit to the American Arbitration Association for the appointment of such accountant under the commercial arbitration rules of the American Arbitration Association. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of such accountant shall be split equally between the parties.

                           (4) If the Purchase Price as finally determined
pursuant to this Section 2.3(b) exceeds the Purchase Price paid by Buyer on the Closing Date (the "Estimated Purchase Price"), Buyer shall pay to Seller, in immediately available funds within five days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3(b), the difference between the Purchase Price and the Estimated Purchase Price. If the Purchase Price as finally determined pursuant to Section 2.3(b) is less than the Estimated Purchase Price, Seller shall pay to Buyer, in immediately available funds within five days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3(b), the difference between the Purchase Price and the Estimated Purchase Price.

         2.4 Payment of Purchase Price. The Purchase Price, as adjusted, shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two (2) days prior to the Closing Date.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, (vii) any obligation to any employee of the Station for wages, severance benefits, vacation time, or sick leave accrued prior to the Closing Date, and (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.



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SECTION 3 REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. Seller is a not-for-profit corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and is duly qualified to conduct business as a foreign not-for-profit corporation in the State of Florida. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement, the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Except as disclosed in Schedule 2.1, Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Station or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Seller have been duly authorized by all necessary actions on the part of Seller. This Agreement and the Escrow Agreement have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3 and making any filing required under the HSR Act, the execution, delivery, and performance of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Articles of Incorporation or Bylaws of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) except as described on Schedule 2.1, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and Seller


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is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. The Licenses are in full force and effect, and the conduct of the business and operations of the Station is in accordance therewith. Seller has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course.

         3.5 Title to and Condition of Real Property. Except for the License described in Schedule 2.1 and Seller's leasehold interest in the Station's studio and office facilities located at 5800 100th Way, St. Petersburg, Florida,
Schedule 3.5 contains a complete and accurate description (including street address, legal description, owner, and use and the location of all improvements thereon) of all real property and real property interests, including leaseholds and subleaseholds, purchase options, easements, rights-of-way and licenses, used or useful in the business or operations of the Station. The Real Property does not include any fee estates. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement, except as disclosed on Schedule 2.1 and so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. All Real Property (including the improvements thereon)
(i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of the Station, and (iii) complies with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property.

         3.6 Title to and Condition of Tangible Personal Property. Except for the Transmission Equipment described in Schedule 2.1 and the tangible personal property that is used or useful solely and exclusively in connection with the operation of the Station's studio and office facilities located at 5800 100th Way, St. Petersburg, Florida, the Tangible Personal Property listed on Schedule
3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. All items of Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Station and any auxiliary broadcast stations used in connection with the operation of the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts relating to or affecting, directly or indirectly, the Real Property and the other Assets. Seller has delivered to Buyer true and complete copies of all written Assumed Contracts, true and complete memoranda of all oral Assumed Contracts (including any amendments and other modifications to such Assumed Contracts). Other than the Contracts listed on Schedule 3.7, Seller requires no contract, lease, or other agreement to enable it to continue the Station's broadcast operations. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Seller is not aware of any intention by any party to any Assumed Contract (i) except as disclosed on Schedule 2.1, to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consent provided for in Section 6.1, any filing required under the HSR Act and the other Consents described in
Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the operations of the Station in essentially the same manner as such operations are now conducted.

         3.9 Intangibles. All Intangibles are valid and in good standing and uncontested. Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. Other than the "WKES" call letters, the Intangibles comprise all intangible property interests necessary to conduct the business and operations of the Station as now conducted.

         3.10 Insurance. Schedule 3.10 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.10 are in full force and effect. The insurance policies listed in Schedule 3.10 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Station against all customary and foreseeable risks. During the past three years, no insurance policy of Seller on the Assets or the Station has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

         3.11 Reports. All returns, reports, and statements that the Station is currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been complied with. All of such returns, reports, and statements are substantially complete and correct as filed.

         3.12 Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has complied with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of its knowledge, threatened, between it and any employee (singly or collectively) of the Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station. To Seller's knowledge, there is no union campaign being conducted to represent employees of the Station or solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station; and

         3.13 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller. Seller is not required to file Florida state sales tax returns or pay Florida state sales tax.

         3.14 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of its knowledge, threatened
(i) before the FCC relating to the business or operations of the Station other than rule making proceedings which affect the radio broadcasting industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.15  Environmental Matters.  With respect to the Real Property:

                  (a) Seller, and, to the best of Seller's knowledge without inquiry or investigation, each other party on the Real Property, has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its operation of the Station alleging any failure to comply with any such law, rule, or regulation;

                  (b) Seller has no liability relating to its operation of the Station (and there is no basis related to the past or present operation of the Station by Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment;

                  (c) Seller has no liability relating to its operation of the Station (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury;

                  (d) Seller has no liability relating to its operation of the Station (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety;

                  (e) Seller has no liability relating to its operation of the Station (and Seller has not exposed any employee to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability) for any illness or personal injury to any employee;

                  (f) In connection with its operation of the Station, Seller has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes; and

                  (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its operation of the Station or, to the best of Seller's knowledge without inquiry or investigation, by any other party on the Real Property.

         3.16 Compliance with Laws. Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Station. Neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts with the rights of any other person or entity.

         3.17 Conduct of Business in Ordinary Course. Since December 31, 1995, Seller has conducted the business and operations of the Station only in the ordinary course and has not:

                  (a) Except as disclosed on Schedule 2.1, suffered any material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station;

                  (b) Made any sale, assignment, lease, or other transfer of any of the Station's properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                  (c) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Station; or

                  (d) Incurred any obligation or liability (fixed or contingent) except obligations and liabilities incurred in the ordinary course of the conduct of the business and operations of the Station.

         3.18 Transactions with Affiliates. Except as disclosed on Schedule 3.18, Seller has not been involved in any business arrangement or relationship relating to the Assets with any affiliate of Seller. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.19 Broker. Neither Seller nor any person acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, except for the broker's commission payable by Seller to Media Services Group.

         3.20 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Florida. Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement and the Escrow Agreement have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Certificate of Limited Partnership or Limited Partnership Agreement of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Closing Funds. Funds necessary to consummate the transactions contemplated by this Agreement are currently on deposit and are available for the Closing.

         4.5 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.6 Qualifications. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act of 1934, as now in effect, and the rules, regulations and policies of the FCC as now in effect. Buyer knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Station. Buyer shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         4.7 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 5 OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Except for such changes in the current operation of the Station as may be required as a result of the matter disclosed in Schedule 2.1, Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Station diligently in the ordinary course of business in accordance with its past practices (except where such conduct, in the event the parties enter into the Time Brokerage Agreement, has been expressly delegated to Buyer pursuant to the terms of the Time Brokerage Agreement or would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this
Section 5.

         5.2 Compensation. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Station, except in accordance with past practices.

         5.3 Contracts. Except for the leases referred to in Sections 6.14(a) and (b) hereof, Seller will not enter into any contract or commitment relating to the Station or the Assets, or amend or terminate any Assumed Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on
Schedule 3.5 and Schedule 3.6, which shall be removed prior to the Closing Date,
(ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.6 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

         5.7 Rights. Seller shall not waive any right relating to the Station or any of the Assets.

         5.8 No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller covenants that neither it nor any of its directors, officers or agents will, (a) solicit, initiate or encourage the submission of any proposal or offer relating to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation,
(iii) acquisition or sale of securities, (iv) transfer or assignment of any FCC License (v) sale, lease or disposition of substantially all of the assets of Seller, or (vi) similar transaction or business combination, in each case involving Seller or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any party to do or seek any of the foregoing. Seller shall notify Buyer as soon as practicable if any party makes any proposal with respect to any of the foregoing. Notwithstanding any other provision in this Agreement to the contrary, in the event that Seller violates its obligations in this Section 5.8, Buyer shall have the right to seek specific performance of Seller's obligations hereunder.

         5.9 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books and records relating to the Station, other than the Excluded Records, for the purpose of audit and inspection, including inspections incident to the environmental study described in Section 6.5 and the engineering study described in Section 6.6.

         5.10 Maintenance of Assets. Seller shall use its best efforts and take all reasonable actions to maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner and in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs (other than, in the event the parties enter into the Time Brokerage Agreement, a loss, damage or impairment resulting from actions taken by Buyer pursuant to the Time Brokerage Agreement), Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.11 Insurance. Seller shall maintain the existing insurance policies on the Station and the Assets.

         5.12 Consents. Seller shall obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use it best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's lenders may request.

         5.13 Books and Records. Seller shall maintain its books and records relating to the Assets and the technical operation of the Station in accordance with past practices.

         5.14 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Station, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.15 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station.

         5.16 Financing Leases. Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.17 Preservation of Business. Except to the extent the operation and organization of the Station has been delegated to Buyer pursuant to the Time Brokerage Agreement, Seller shall use its best efforts to preserve the operation and organization of the Station and use its best efforts to preserve the Station's present relationships with suppliers and others having business relations with it, to the end that the business and operations of the Station shall be unimpaired at the Closing Date. The ordinary and customary operating practices of the Station shall be maintained.

SECTION 6 SPECIAL COVENANTS AND AGREEMENTS

         6.1  FCC Consent.

                  (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC; and

                  (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC on the date that is 30 days following the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control or attempt to control the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

         6.3  Risk of Loss.

                  (a) The risk of any loss, damage, impairment (other than, in the event the parties enter into the Time Brokerage Agreement, a loss, damage or impairment resulting from actions taken by Buyer pursuant to the Time Brokerage Agreement), confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing; and

                  (b) If any damage or destruction of the Assets or any other event occurs which (i) causes the Station to cease broadcasting operations for a period of three (3) or more days or (ii) prevents in any material respect signal transmission by the Station in the normal and usual manner and Seller fails to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Seller, in which event all funds held by the Escrow Agent pursuant to the Escrow Agreement, including all interest and other proceeds from the investment of such funds, shall be immediately returned to Buyer, or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Environmental Audit. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Station. Buyer shall promptly notify Seller if such survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs.

         6.6 Engineering Study. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. Buyer shall promptly notify Seller if such survey discloses any material deficiencies in the operations or equipment of the Station.

         6.7 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary or desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.8 Bulk Sales Law. If applicable, the Bulk Sales law of the State of Florida shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

         6.9  Title Insurance and Surveys.

                  (a) Title Insurance on Fee Property. With respect to each parcel of Real Property, Buyer may obtain, at Buyer's expense, at or prior to Closing, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to Buyer), issued by a title insurer satisfactory to Buyer, in an amount equal to the fair market value of Buyer's interest in the property as of the Closing and any improvements thereon (as reasonably determined by Buyer), insuring Buyer's interest in such parcel as of the Closing, subject only to liens or encumbrances expressly permitted by this Agreement;

                  (b) General Requirements as to Title Insurance Policies. Each title insurance policy obtained by Buyer pursuant to this Agreement shall (1) insure title to the Real Property described in the policy and all recorded easements benefitting such Real Property, (2) contain an "extended coverage endorsement" insuring over the general exceptions customarily contained in title policies, (3) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (4) contain an endorsement insuring that the Real Property described in the policy is the same real estate shown in the survey delivered with respect to such property, (5) contain an inflation endorsement, (6) contain a "contiguity" endorsement with respect to any Real Property consisting of more than one record parcel, and (7) not be subject to any survey exception or any defect or encroachment disclosed by a survey delivered with respect to the property; and

                  (c) Surveys. With respect to each parcel of Real Property, as to which a title insurance policy is procured pursuant to this Agreement, Buyer will procure a current survey of the parcel, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

         6.10  [Reserved].

         6.11 Appraisal. Buyer and Seller agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by an appraisal firm selected and paid for by Buyer with experience in the valuation and appraisal of radio station assets.

         6.12 HSR Act Filing. Seller and Buyer agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, which are required under the HSR Act in connection with the transactions contemplated hereby or by the Time Brokerage Agreement within ten (10) business days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party's possession that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.

         6.13 Billboards. Commencing upon the earlier to occur of the effective date of the Time Brokerage Agreement or the Closing Date, Buyer or an affiliate of Buyer shall donate to Seller space on ten (10) billboard faces owned by Buyer or its affiliate and located in Pinellas, Pasco or Hernando Counties, Florida, upon such terms and conditions, other than the payment of rent, that are customarily applicable to such transactions. The billboard locations in one or more of such counties shall be subject to availability and shall be determined by Buyer or its affiliate in their sole discretion. Seller shall be permitted to use each such billboard for a period of 180 days commencing from the date each billboard is made available to Seller.

         6.14 Time Brokerage Option. Upon the satisfaction of each of the TBA Option Conditions, as defined below, Seller may, at its option, deliver to Buyer a written notice indicating Seller's intention to enter into the Time Brokerage Agreement (the "TBA Option Notice"), whereupon Buyer and Seller shall execute and deliver the Time Brokerage Agreement effective as of the day that is 30 days following Buyer's receipt of the TBA Option Notice. Seller shall not be permitted to deliver the TBA Option Notice until each of the following conditions (the "TBA Option Conditions") shall have been satisfied:

                  (a) Seller shall have entered into one or more lease agreements, in form and substance acceptable to Buyer, that grant Seller uninterrupted access to (i) antenna space and related premises required for the operation and maintenance, as currently operated and maintained, of the Station's existing auxiliary antenna described in Section 2.0(a) of the Tampa Tower Lease, and (ii) transmitter building space and related premises required to operate and maintain, as currently operated and maintained, the Station's transmitter;

                  (b)  Seller shall have entered into the New Lease;

                  (c) the Station shall have commenced regular broadcast operation without interruption at full authorized effective radiated power and in accordance with generally accepted standards of good engineering practice from, as applicable, the auxiliary antenna site specified in the Tampa Tower Lease or the primary antenna site specified in any New Lease;

                  (d) Seller shall have delivered to Buyer estoppel certificates from the lessors under the leases referred to in Sections 6.14(a) and (b) above; and

                  (e) If applicable to the commencement of the transactions contemplated by the Time Brokerage Agreement, the waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent such commencement.

SECTION 7         CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time;

                  (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

                  (c) Consents. All Consents shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization;

                  (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order;

                  (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License, other than a modification resulting from the matter described in Schedule 2.1, that could have an adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License;

                  (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2;

                  (g) Adverse Change. Between the date of this Agreement and the Closing Date, except, in the event the parties enter into the Time Brokerage Agreement, as a result of actions taken by Buyer pursuant to the Time Brokerage Agreement, there shall have been no material adverse change in the assets or properties of the Station as presently utilized by Seller, including any damage, destruction, or loss that could reasonably be expected to have a materially adverse effect on the business or operations of the Station;

                  (h) HSR Act. The waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

                  (i) Time Brokerage Agreement. In the event the parties shall have entered into the Time Brokerage Agreement, Seller shall have performed in all material respects its obligations thereunder.

                  (j) Tower Site. As of the Closing Date, each of the TBA Option Conditions shall have been satisfied, the leases referred to in Section 6.15(a) and (b) hereof shall be in full force and effect and all approvals of state and local governmental authorities, including, without limitation, environmental and zoning agencies, required for the construction and operation of the tower and related facilities described in the New Lease, shall have been obtained.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time;

                  (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

                  (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3; and

                  (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                  (e) HSR Act. The waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

                  (f) Time Brokerage Agreement. In the event the parties shall have entered into the Time Brokerage Agreement, Buyer shall have performed in all material respects its obligations thereunder.

SECTION 8 CLOSING AND CLOSING DELIVERIES

         8.1  Closing.

                  (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date to be agreed upon by Buyer and Seller, that is (1) not earlier than the FCC Consent is granted, and (2) not later than ten (10) business days following the date upon which the FCC Consent has become a Final Order, subject to the satisfaction or waiver of all of the other conditions precedent to the holding of the Closing. If Buyer and Seller fail to agree upon the date for the Closing pursuant to the preceding sentence prior to the fifth day after the date upon which the FCC Consent has become a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent has become a Final Order. Notwithstanding the foregoing, if the waiting period under the HSR Act shall not have expired on or before the date that is the tenth business day after the date on which the FCC Consent becomes a Final Order, the Closing shall take place at 10:00 a.m. on a date to be set by Buyer, on at least five days' written notice to Seller, that is not earlier than the first business day and not later than the tenth business day after the date such waiting period shall have expired.

                  (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                  (a) Transfer Documents. Duly executed warranty bills of sale, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances, except for liens for current taxes not yet due and payable;

                  (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property;

                  (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                  (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by its Vice President, certifying (1) all representations and warranties of Seller contained in this Agreement are true and complete in all material respects at and as of the Closing Date as though made at and as of that date; and (2) that Seller has performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

                  (e) Tax, Lien, and Judgment Searches. Results of a search for tax, lien, and judgment filings in the Secretary of State's records of the State of Florida, as well as the records of those counties in Florida in which any of the Assets are located, such searches having been made no earlier than fifteen days prior to the Closing Date;

                  (f) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all available files and records relating to the Assets or the technical operation of the Station;

                  (g) Opinions of Counsel. Opinions of Seller's counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(g) hereto;

                  (h) Lenders Certificates. Such certificates and confirmations to Buyer's lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder; and

                  (i) Certificates. Such other certificates and documents that Seller is required to deliver pursuant to the terms hereof.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                  (a) Purchase Price. The Purchase Price as provided in Section 2.3(a);

                  (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts insofar as they relate to the time on and after the Closing Date;

                  (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President or Secretary, certifying (1) all representations and warranties of Buyer contained in this Agreement are true and complete in all material respects at and as of the Closing Date as though made at and as of that date, and (2) that Buyer has performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

                  (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto; and

                  (e) Certificates. Such other certificates and documents that Buyer is required to deliver pursuant to the terms hereof.

SECTION 9 TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                  (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller;

                  (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing;

                  (c) Upset Date. If the Closing shall not have occurred by December 31, 1997;

                  (d) Breach. Without limiting Seller's rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties, or covenants under this Agreement within fifteen days after Buyer received written notice of such breach from Seller; and

                  (e) Environmental Hazards. Buyer shall have notified Seller of the matters described in Section 9.2(e) and the clean-up costs specified in such notice shall exceed $10,000.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                  (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer;

                  (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing;

                  (c) Upset Date. If the Closing shall not have occurred by December 31, 1997;

                  (d) Interruption of Service. If any event shall have occurred that prevented signal transmission of the Station in the normal and usual manner for a continuous period of three days (other than, if the parties enter into the Time Brokerage Agreement, an event caused by Buyer as a result of actions taken by Buyer under the Time Brokerage Agreement);

                  (e) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in
Section 6.5, within thirty (30) days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date;

                  (f) Technical Deficiencies. Buyer shall have notified Seller of material deficiencies in the operations or equipment of the Station, as indicated in the engineering study described in Section 6.6, within thirty (30) days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date; and

                  (g) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of its representations, warranties, or covenants under this Agreement within fifteen days after Seller received written notice of such breach from Buyer.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to
Section 9.1 or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then the payment to Seller of Three Million Dollars ($3,000,000) pursuant to Section 9.4 below shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of Three Million Dollars ($3,000,000) is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity.

         9.4 Escrow Deposit. Buyer has deposited with the Escrow Agent the sum of Three Million Dollars ($3,000,000) in accordance with the Escrow Agreement. All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                  (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer;

                  (b) If this Agreement is terminated pursuant to Section 9.1 or
9.2 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer; and

                  (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then all amounts held by the Escrow Agent pursuant to the Escrow Agreement shall be disbursed to or at the direction of Seller as liquidated damages under Section 9.3 above and any interest or other proceeds from the investment of funds held by the Escrow Agent shall be disbursed by the Escrow Agent to or at the direction of Buyer.

SECTION 10   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen (18) months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                  (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement;

                  (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts;

                  (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets;

                  (d) Except, in the event the parties enter into the Time Brokerage Agreement, as a result of actions taken by Buyer pursuant to the Time Brokerage Agreement, any and all losses, liabilities, or damages resulting from the operation or ownership of the Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date; and

                  (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                  (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement;

                  (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement;

                  (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing; and

                  (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                  (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant;

                  (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable;

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim;

                  (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible; and

                  (e) The indemnifications rights provided in Sections 10.2 and
10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11 MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of (a) the fees payable to the Escrow Agent, (b) the filing fee required in connection with the application for the FCC Consent and (c) the filing fee required by the FTC under the HSR Act. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives. Seller shall pay the broker's commission payable to Media Services Group, Inc. as a result of this transaction and each party shall be responsible for all fees or commissions payable to any other finder, broker, advisor, or similar person retained by or on behalf of such party. Notwithstanding any provision herein or in the Time Brokerage Agreement to the contrary, Seller shall pay, without reimbursement by Buyer, all costs and expenses required in connection with the installation of the new auxiliary antenna and the new auxiliary transmission line for the Station that are listed on Schedule 3.6.

         11.2  [Reserved].

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:               Robert C. Neff
                            Vice President
                            The Moody Bible Institute of Chicago
                            820 North LaSalle Boulevard
                            Chicago, Illinois  60610

With a copy to:             Jeffrey D. Southmayd, Esq.
                            Southmayd & Miller
                            1220 19th Street, N.W., Suite 400
                            Washington, D.C.  20036

If to Buyer:                Lowell W. Paxson
                            Paxson Broadcasting of Tampa, Limited Partnership
                            601 Clearwater Park Road
                            West Palm Beach, FL  33401

With a copy to:             John R. Feore, Jr., Esq.
                            Dow, Lohnes & Albertson
                            1200 New Hampshire Ave., N.W., Suite 800
                            Washington, D.C. 20036

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

                  11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of Buyer without seeking or obtaining Seller's prior approval in which event Buyer shall have no further obligation hereunder and Buyer may assign its rights and interests hereunder to its lenders as collateral security for Buyer's obligations to such lenders without seeking or obtaining Seller's prior approval. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.4, all references to"Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA
(WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby or thereby prior to the filing of the application for FCC Consent. Following such filing, neither party shall publish any press release or make any other public announcement or otherwise make such communications without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing contained herein shall prevent either party from
(a) making such public announcements as may be required to comply with federal or state securities laws or (b) promptly making all filings with governmental authorities as may, in its judgment be required or advisable in connection with the execution and delivery of this Agreement, the Time Brokerage Agreement or the consummation of the transactions contemplated hereby.

         11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.


                                   THE MOODY BIBLE INSTITUTE
                                     OF CHICAGO



                                   By: /s/ Marvin E. Beckman
                                      -----------------------------------------

                                         Name: Marvin E. Beckman
                                         Title: Vice President



                                   PAXSON BROADCASTING OF TAMPA,
                                     LIMITED PARTNERSHIP

                                   By: Paxson Communications Florida, Inc.,
                                       its General Partner




                                   By: /s/ William L. Watson
                                      -----------------------------------------

                                         Name: William L. Watson
                                         Title: Secretary

                                  SCHEDULE 2.1

                              DISCLOSURE STATEMENT


         Seller is a party to a Sales Agreement dated May 10, 1989 (the "Sales Agreement"), with Jacor Broadcasting of Tampa Bay, Inc. ("Jacor"). Buyer has received a copy of the Sales Agreement and is aware of the terms and conditions contained therein. Pursuant to the Sales Agreement, Seller purchased a one-quarter undivided interest in Jacor's primary antenna and transmission line used in the operation of the Station's primary antenna system (collectively, the "Transmission Equipment"). Under the Sales Agreement, Seller also holds a right (the "License") to maintain its FM transmitter in Jacor's transmitter building.
Section 2(d) of the Sales Agreement provides that, under certain specified circumstances and upon the satisfaction of certain specified conditions, Jacor has the right to repurchase Seller's ownership interest in the Transmission Equipment (a "Repurchase") upon thirty days' written notice following public notice of acceptance for filing by the FCC of a Form 314, 315 or 301 filed by Seller. Under Section 2(g), the License shall automatically terminate simultaneously with the Repurchase. Jacor has advised Seller that Jacor intends to exercise the Repurchase and terminate the License upon a sale by Seller of substantially all of the assets of the Station to a purchaser who intends to operate the Station on a commercial basis. Buyer acknowledges that Seller's ability to assign the FCC "main station" License for the Station is subject to Jacor's possible exercise of the Repurchase.

                                  SCHEDULE 3.3

                                    CONSENTS


         1. Consent of Tampa Tower General Partnership with respect to the Tampa Tower Lease.

         2. Consent of Jacor Broadcasting of Tampa Bay, Inc. with respect to the Sales Agreement; provided, however, that Buyer and Seller acknowledge and agree that such Consent will not be necessary if Jacor terminates the Sales Agreement as a result of the matters described in Schedule 2.1.

                                  SCHEDULE 3.4

                                    LICENSES


                                    Attached

                                  SCHEDULE 3.5

                                  REAL PROPERTY


         1.       Tampa Tower Lease (as defined in Section 1 hereto)

                                  SCHEDULE 3.6

                           TANGIBLE PERSONAL PROPERTY


                                    Attached

                                  SCHEDULE 3.7

                                    CONTRACTS


         1.       Tampa Tower Lease*

         2.       Jacor Sales Agreement (as defined on Schedule 2.1)*







-------------------

* The assignment and assumption of the Tampa Tower Lease and Jacor Sales Agreement are subject to the matters described on Schedule 2.1 hereto.

                                  SCHEDULE 3.10

                               INSURANCE POLICIES


                                    Attached

                                  SCHEDULE 3.18

                          TRANSACTIONS WITH AFFILIATES


                                      None

                                 SCHEDULE 8.2(G)

                      FORM OF OPINIONS OF SELLER'S COUNSEL


                                    Attached

                                 SCHEDULE 8.3(D)

                       FORM OF OPINION OF BUYER'S COUNSEL


                                    Attached